Exhibit 3.3


                          MEDSOURCE TECHNOLOGIES, INC.
                           CERTIFICATE OF DESIGNATION
                                       OF
                  SERIES G JUNIOR PARTICIPATING PREFERRED STOCK

           Pursuant to Section 151 of the Delaware General Corporation Law, MedSource Technologies, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

           That pursuant to the authority conferred upon the Board of Directors of the Corporation by its certificate of incorporation (the "Charter"), the Board of Directors of the Corporation has duly adopted the following resolution creating a series of Preferred Stock designated as Series G Junior Participating Preferred Stock, and such resolution has not been modified and is in full force and effect on the date hereof:

           RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series of the authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

           Section 1. Designation and Amount. The shares of such series shall be designated as "Series G Junior Participating Preferred Stock" and the number of shares constituting such series shall be 70,000.

           Section 2. Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series G Junior Participating Preferred Stock: (a) declare any dividend on the Corporation's common stock, par value $0.01 per share ("Common Stock"), payable in shares of Common Stock; (b) subdivide the outstanding Common Stock; or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series G Junior Participating Preferred Stock.

           Section 3. Dividends and Distributions.

           (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series G Junior Participating Stock, the holders of shares of Series G Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series G Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of the Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series G Junior Participating Preferred Stock.

           (b) The Corporation shall declare a dividend or distribution on the Series G Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

           (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series G Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series G Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series G Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series G Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series G Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

           Section 4. Voting Rights. The holders of shares of Series G Junior Participating Preferred Stock shall have the following voting rights:

           (a) each share of Series G Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation;

           (b) except as otherwise provided herein or by law, the holders of shares of Series G Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation; and

           (c) Except as set forth herein or as provided by law, holders of Series G Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

           Section 5. Certain Restrictions.

           (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series G Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series G Junior Participating Preferred Stock as required by Section 3 hereof.

           (b) Whenever quarterly dividends or other dividends or distributions payable on the Series G Junior Participating Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series G Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series G Junior Participating Preferred Stock;

                (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series G Junior Participating Preferred Stock, except dividends paid ratably on the Series G Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series G Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series G Junior Participating Preferred Stock; or

                (iv) purchase or otherwise acquire for consideration any shares of Series G Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series G Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

           (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

           Section 6. Reacquired Shares. Any shares of Series G Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Corporation's certificate of incorporation.

           Section 7. Liquidation, Dissolution or Winding Up.

           (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series G Junior Participating Preferred Stock unless, prior thereto, the holders or shares of Series G Junior Participating Preferred Stock shall have received $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series G Liquidation Preference"). Following the payment of the full amount of the Series G Liquidation Preference, no additional distributions shall be made to the holders of shares of Series G Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series G Liquidation Preference by (ii) 1,000 (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series G Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series G Junior Participating Preferred Stock and Common Stock, respectively, holders of Series G Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

           (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series G Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series G Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

           Section 8. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series G Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

           Section 9. No Redemption. The shares of Series G Junior Participating Preferred Stock shall not be redeemable. However, the Company may purchase Series G Preferred Stock in the open market or pursuant to an offer to a holder or holders of Series G Preferred Stock.

           Section 10. Ranking. The Series G Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. The Series G Junior Participating Preferred Stock shall rank senior to the Corporation's Common Stock.

           Section 11. Amendment. The Restated Certificate of Incorporation shall not be further amended in any manner which would alter or change the powers, preferences or special rights of the Series G Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series G Junior Participating Preferred Stock, voting separately as a class.

           Section 12. Fractional Shares. Series G Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series G Junior Participating Preferred Stock.

                      [The next page is the signature page]

           IN WITNESS WHEREOF, MedSource Technologies, Inc. has caused this Certificate to be executed on this 19th day of August, 2003.

                                        MEDSOURCE TECHNOLOGIES, INC.


                                        By: /s/ William J. Kullback
                                           ----------------------------------
                                            Name:  William J. Kullback
                                            Title: Senior Vice President --
                                                   Finance and Chief Financial
                                                   Officer